Exhibit 10.1

February 6, 2014

Michael H. Lee

16001 Collins Avenue

Unit 2701

Sunny Isles Beach, FL 33160

Re:	Separation and Release Agreement

Dear Michael:

This letter agreement (“Letter Agreement”) sets forth the understanding between you and Tower Group International, Ltd. (the “Company”) regarding your separation from the Company, and serves as a Notice of Termination under Section 4(b) of the Employment Agreement, dated February 27, 2012, by and between you and the Company, as amended (the “Employment Agreement”). Capitalized terms not otherwise defined herein have the meaning set forth in your Employment Agreement.

1.	Termination

Your employment and all other service relationships with the Company and its affiliates will terminate on the date hereof (the “Termination Date”). It is agreed that you hereby resign, as of the Termination Date, as an officer and director of the Company and any of the Company’s subsidiaries, affiliates, joint ventures and other related entities (including as the Chairman of the Company’s Board of Directors).

2.	Separation Payments

Upon your termination of employment, you will be entitled to the following payments and benefits (in each case, less applicable withholdings):

(a)	Pursuant to Section 5(a)(i) of your Employment Agreement, the Company will pay you, within 30 business days after the Termination Date, any earned but unpaid Annual Base Salary; and

(b)	Pursuant to Sections 5(a)(iii) and (iv) of your Employment Agreement, the Company will pay you, within 30 business days after the Termination Date, a cash lump sum equal to three (3) times the sum of (x) your Annual Base Salary, (y) the average Annual Bonus for the 2011, 2012 and 2013 calendar years and (z) the total premiums that would have been paid by the Company to provide you with life accident and health insurance benefits for one year (the total amount payable under this Section 2(b) is $3,280,614).

In accordance with Section 7 of your Employment Agreement, you will only be entitled to receive the payments and benefits in Paragraph 2(b) above if you do not revoke any part of the general release and waiver of Claims in Paragraph 3 within the 7-day revocation period described below, and if you do revoke any part of the general release and waiver of Claims in Paragraph 3, the Company will have no obligation to provide any of the payments or benefits in Paragraph 2(b) above or otherwise.

3.	General Release and Waiver of Claims

(a) Release. By signing this agreement, you, on behalf of yourself and your heirs, executors, administrators and assigns, in consideration of the compensation and benefits provided to you by the Company pursuant to Paragraph 2(b) of this Letter Agreement, do hereby release and forever discharge and covenant not to sue the Company, its subsidiaries and affiliates, and their respective directors, members, officers, executives, agents, stockholders, and its and their successors and assigns (both individually and in their official capacities) (the “Releasees”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which you ever had, now have or may have arising prior to or on the effective date of this Letter Agreement by reason of your employment with or services to or termination of your employment or services from the Company and its affiliates (“Claims”).

By signing this Letter Agreement, you are providing a complete waiver of all Claims that may have arisen, whether known or unknown, up until and including the effective date of this Letter Agreement. This includes, but is not limited to, claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (“ADEA”) (including the Older Workers Benefit Protection Act), the Americans With Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974 (except as provided below), the New York State and New York City Human Rights Laws, the New York Labor Law, and all applicable amendments to the foregoing acts and laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or Federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of your employment and the cessation thereof. This release of Claims will not, however, apply to any obligation of the Company pursuant to this Letter Agreement, any rights you may have under equity award agreements between you and the Company, any rights to indemnification from the Company you may have, any rights to continuing directors’ and officers’ liability insurance to the same extent as the Company covers its other officers and directors, any rights that you may have to obtain contribution in the event of the entry of judgment against yourself as a result of any act or failure to act for which both you and the Company are jointly responsible or any benefit to which you are entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits, vested benefits under any other benefit plans of the Company or its affiliates or any other welfare benefits required to be provided by statute (claims with respect thereto, collectively, “Excluded Claims”).

(b) Proceedings. You further agree, promise and covenant that, to the maximum extent permitted by law, neither you, nor any person, organization, or other entity acting on your behalf, has filed or will file, charged or will charge, claimed or will claim, sued or will sue, or caused or will cause, or permitted or will permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees with respect to any Claims other than Excluded Claims.

(c) Acknowledgements by You. You hereby acknowledge and confirm that you were advised by the Company in connection with your termination of employment or services to consult with an attorney of your choice prior to signing this release of Claims, including, without limitation, with respect to the terms relating to your release of Claims arising under ADEA, and that you have in fact consulted an attorney. You have been given 21 days to review this release of Claims, and you are signing this release of Claims knowingly, voluntarily and with full understanding of its terms and effects, and you voluntarily accept the benefits provided for under Paragraph 2(b) of this Letter Agreement for the purpose of making full and final settlement of all claims referred to above. You also understand that you have seven days after the Termination Date to revoke the release of Claims in Paragraph 3, and that this release of Claims and any obligations that the Company has under Paragraph 2(b) of this Letter Agreement will not become effective if you exercise your right to revoke the release of Claims within seven days of execution. You understand that such revocation must be delivered to the Company at its headquarters, attn: General Counsel, during such period to be effective.

4.	Cooperation

You agree, after the Termination Date, to reasonably cooperate with the Company and its affiliates and their respective directors, officers, attorneys and experts in all matters relating to your pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.

5.	Non-Competition, Confidential Information and Non-Solicitation

You agree and acknowledge that your obligations under the non-competition, confidential information, non-solicitation and non-interference provisions contained in Section 10 of your Employment Agreement will continue to apply after the Termination Date for the period of time specified in such provisions. You affirm that such provisions are not unduly burdensome to you and are reasonably necessary to protect the legitimate interests of the Company.

6.	Other Terms

(a) Breach. You agree and acknowledge that should you violate any term of this Letter Agreement, the amount of damages that the Company would suffer as a result of such violation would be difficult to ascertain and money damages will not afford the Company an adequate remedy. You further agree and acknowledge that in the event of a breach of any term of this Letter Agreement, the Company’s obligation to provide you with any payments or benefits pursuant to Paragraph 2(b) of this Letter Agreement will immediately cease, and the Company will be entitled to recover any payments and benefits paid under this Letter Agreement and obtain all other relief provided by law or equity, including, but not limited to, injunctive relief.

(b) Representations and Nondisclosure. You acknowledge that you have not relied on any representations or statements not set forth in your Employment Agreement or this Letter Agreement. You will not disclose the contents or substance of this Letter

Agreement to anyone except your immediate family and any tax, legal or other counsel that you have consulted regarding the meaning or effect hereof, and you will instruct each of the foregoing not to disclose the same. Any such disclosure by any member of your immediate family or any of your tax, legal or other counsel will be regarded as a breach of this Paragraph 6(b) by you, and you will be fully responsible for any such breach.

(c) Nonadmission. Nothing contained in this Letter Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any of the other Releasees.

(d) Entire Understanding. This Letter Agreement sets forth the entire agreement between you and the Company regarding your termination of employment and other service relationships with the Company and its affiliates, and supersedes any other severance, separation and/or employment agreements between you and the Company (including, for the avoidance of doubt, the Employment Agreement). As of the Termination Date, your Employment Agreement will terminate and be of no further force and effect, except as set forth in this Letter Agreement; provided that, notwithstanding the foregoing, Sections 10 (Non-Competition; Confidential Information; and Non-Solicitation), 11 (Attorney’s Fees), 13 (Successors) and 14 (Arbitration) will each survive termination of the Employment Agreement and continue in effect through the periods provided therein.

(e) Governing Law. This Letter Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State. If any provision in this Letter Agreement is held invalid or unenforceable for any reason, the remaining provisions will be construed as if the invalid or unenforceable provision had not been included.

(f) Severability; Counterparts. The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision. If any provision of this Letter Agreement is held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Letter Agreement, will remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law. This Letter Agreement may be executed in several counterparts, each of which will be deemed an original, and such counterparts will constitute one and the same instrument.

[Remainder of Page Left Intentionally Blank]

To indicate your agreement with the foregoing, please sign and return this Letter Agreement to Elliot S. Orol, Senior Vice President, General Counsel and Secretary at 120 Broadway, 31st Floor, New York, NY 10271.

Very truly yours,

TOWER GROUP INTERNATIONAL, LTD.

By:	/s/ Elliot S. Orol
Name:	Elliot S. Orol
Title:	SVP, General Counsel & Secretary

Accepted and Agreed:

/s/ Michael H. Lee
Name:	Michael H. Lee

Date:	2/6/14

[Signature Page to Letter Agreement re Separation and Release]